Exhibit 99.1

Marathon Patent Group Announces First Quarter Financial Results

Conference Call Scheduled Today at 4:30 p.m. Eastern Time

LOS ANGELES, CA—(Marketwired - May 12, 2016) - Marathon Patent Group, Inc. (NASDAQ: MARA) (“Marathon” or “Company”), a patent licensing and commercialization company, today announced its first quarter operating results for the quarter ended March 31, 2016 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

Operating Results for the Quarter Ended March 31, 2016 and Subsequent Events

•        As of May 10, 2016, we had approximately $26.5 million of cash, court deposits and accounts receivable, including $25.0 million of cash, $1.4 million of court deposits in the process of being returned to the Company, and $0.1 million of accounts receivable. As of March 31, 2016, we had $3.0 million of cash, court deposits and accounts receivable, including $1.4 million of cash, $1.4 million of court deposits (which will be returned as set forth above) and $0.2 million of accounts receivable.

•        We generated total revenue of $2.1 million and $4.1 million for the three months ended March 31, 2016 and March 31, 2015, respectively.

•        As of May 10, 2016, our year-to-date revenues have exceeded $35 million, compared to full year 2015 revenues of $19 million. Further, based on our current knowledge, we anticipate revenue for the three months ended June 30, 2016 to be between $33 and $36 million, with operating profit in excess of $12 million (excluding any one-time charges).

•        For the three months ended March 31, 2016, not including cost of revenues, our non-GAAP cash-based operating expenses were approximately $1.4 million, compared to approximately $2.0 million of cash-based operating expenses incurred during the three months ended March 31, 2015. The reduction in non-GAAP cash-based operating expenses reflects our continuing effort to limit costs.

•        Net operating loss was approximately $4.9 million (including non-cash expenses) for the three months ended March 31, 2016 compared to $6.3 million for the three months ended March 31, 2015. Non-GAAP non-cash operating expenses, which primarily relate to share based compensation and amortization and impairment of patents were $3.0 million and $4.1 million for the three months ended March 31, 2016 and March 31, 2015, respectively. Excluding non-cash items, the non-GAAP loss was $2.4 million for the three months ended March 31, 2016 and $2.6 million for the three months ended March 31, 2015.

•        With 14,967,141 shares outstanding, on a per share basis, our GAAP total net loss was $0.26 per basic and diluted share for the three months ended March 31, 2016, compared to a net loss of $0.34 per basic and diluted share for the three months ended March 31, 2015.

•        On a per share basis, our Non-GAAP total net loss was $0.16 per basic and diluted share for the three months ended March 31, 2016, compared to a net loss of $0.19 per basic and diluted share for the three months ended March 31, 2015.

Doug Croxall, Chief Executive Officer of Marathon, stated, “When we released our 2015 year end results at the end of March, I indicated that we believed we were well positioned for 2016, believing it would be a very different year for our Company. I’m pleased to announce that as of today, our year-to-date 2016 revenues are in the approximate $35 million range, rapidly approaching almost double our entire 2015 fiscal year end results, leading to a substantial strengthening of our balance sheet.”

Croxall continued, “While we have made considerable progress as of late due to numerous sizeable successful licensing agreements, we still continue to maintain a full calendar of potential revenue events during the balance of 2016 and into 2017. We are keenly aware of the importance of replenishing our asset base. While we still possess the ability to add additional defendants in existing portfolios, we have been in active discussions to further bolster our IP asset base.”

Conference Call

Marathon will host a corresponding conference call to discuss the results with Chief Executive Officer Doug Croxall and Chief Financial Officer Frank Knuettel II on Thursday May 12, 2016 at 4:30 PM ET/1:30 PM PT. To participate in the conference call, investors from the U.S. and Canada should dial (877) 407- 4018 ten minutes prior to the scheduled start time. International calls should dial (201) 689-8471.

In addition, the call will be broadcast live over the Internet and can be accessed through the Investor Relations section of the Company’s website at www.marathonpg.com. The broadcast will be archived online upon completion of the conference call. A telephonic replay of the conference call will also be available until 11:59 p.m. ET on Wednesday, May 26, 2016 by dialing (877) 870-5176 in the U.S. and Canada and (858) 384-5517 internationally and entering the pin number: 13637074.

About Marathon Patent Group

Marathon is a patent acquisition, monetization and commercialization company. The Company acquires patents from a wide-range of patent holders from individual inventors to Fortune 500 companies. Marathon’s strategy of acquiring patents that cover a wide-range of subject matter allows the Company to achieve diversity within its patent asset portfolio. Marathon generates revenue with its diversified portfolio through actively managed concurrent patent rights enforcement campaigns. This approach is expected to result in a long-term, diversified revenue stream. The Company’s commercialization division is focused on the full commercialization lifecycle which includes discovering opportunities, performing due diligence, providing capital, managing development, protecting and developing IP, assisting in execution of the business plan, and realizing shareholder value. To learn more about Marathon Patent Group, visit www.marathonpg.com.

Safe Harbor Statement

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

MARATHON PATENT GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash	$1,420,390	$2,555,151
Accounts receivable - net of allowance for bad debt of $375,750 and $375,750 for March 31, 2016 and December 31, 2015	153,112	136,842
Bonds posted with courts	1,443,457	1,748,311
Prepaid expenses and other current assets, net of discounts of $3,414 and $3,414 for March 31, 2016 and December 31, 2015	146,336	338,598
Total current assets	3,163,295	4,778,902

Other assets:
Property and equipment, net of accumulated depreciation of $77,653 and $67,052 for March 31, 2016 and December 31, 2015	52,793	61,297
Intangible assets, net of accumulated amortization of $16,423,203 and $15,557,353 for March 31, 2016 and December 31, 2015	23,208,298	25,457,639
Deferred tax assets	14,385,393	12,437,741
Other non current assets, net of discounts of $3,900 and $4,831 for March 31, 2016 and December 31, 2015	207,100	9,169
Goodwill	4,605,733	4,482,845
Total other assets	42,459,317	42,448,691

Total Assets	$45,622,612	$47,227,593

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$8,832,010	$6,534,825
Clouding IP earn out - current portion	103,049	33,646
Notes payable, net of discounts of $754,421 and $730,945 for March 31, 2016 and December 31, 2015	11,379,212	10,383,177
	20,314,271	16,951,648

Long-term liabilities
Notes payable, net of discount of $1,224,817 and $1,425,167 for March 31, 2016 and December 31, 2015	10,493,877	12,223,884
Clouding IP earn out	3,213,177	3,281,238
Deferred tax liability	964,998	1,044,997
Revenue share liability	1,000,000	1,000,000
Other long term liability	49,075	50,084
Total long-term liabilities	15,721,127	17,600,203

Total liabilities	36,035,398	34,551,851

Stockholders’ Equity:
Preferred stock Series B, $.0001 par value, 50,000,000 shares authorized: 782,004 and 782,004 issued and outstanding at March 31, 2016 and December 31, 2015	78	78
Common stock, $.0001 par value; 200,000,000 shares authorized; 14,967,141 and 14,867,141 at March 31, 2016 and December 31, 2015	1,497	1,487
Additional paid-in capital	43,774,961	43,217,513
Accumulated other comprehensive income (loss)	(1,018,385)	(1,265,812)
Accumulated deficit	(33,170,937)	(29,277,524)

Total Marathon Patent Group stockholders’ equity	9,587,214	12,675,742

Total liabilities and stockholders’ equity	$45,622,612	$47,227,593

The accompanying notes are an integral part to these unaudited consolidated financial statements.

MARATHON PATENT GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For The Three	For The Three
	Months Ended	Months Ended
	March 31, 2016	March 31, 2015
	(Unaudited)	(Unaudited)

Revenues	$2,059,676	$4,093,869

Expenses
Cost of revenues	2,639,976	4,328,165
Amortization of patents and website	2,025,899	2,598,461
Compensation and related taxes	1,033,346	1,581,074
Consulting fees	280,776	896,543
Professional fees	405,493	769,615
General and administrative	217,010	219,481
Patent impairment	373,195	-
Total operarating expenses	6,975,695	10,393,339

Operating loss	(4,916,019)	(6,299,470)

Other income (expenses)
Other income (expense)	(2,159)	(39,402)
Foreign exchange gain (loss)	6,978	-
Change in fair value adjustment of Clouding IP earn out	(1,342)	-
Interest income	931	2
Interest expense	(1,006,850)	(931,541)
Total other income (expenses)	(1,002,442)	(970,941)

Loss before benefit for income taxes	(5,918,461)	(7,270,411)

Income tax benefit	2,025,048	2,488,840

Net loss	(3,893,413)	(4,781,571)

Loss per common share, basic and diluted:	$(0.26)	$(0.34)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - Basic and Diluted	14,967,141	13,868,811

Other comprehensive income (loss)
Foreign currency translation adjustments	$247,427	$(950,239)

The accompanying notes are an integral part to these unaudited consolidated financial statements.

MARATHON PATENT GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Three	For The Three
	Months Ended	Months Ended
	March 31, 2016	March 31, 2015
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(3,893,413)	$(4,781,571)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	1,652	1,869
Amortization of patents and website	2,025,899	2,598,461
Deferred tax asset	(1,934,419)	(2,335,116)
Deferred tax liability	(76,463)	(161,984)
Impairment of intangible assets	373,195	-
Stock based compensation	550,436	685,753
Stock issued for services	-	750,334
Non-cash interest, discount, and financing costs	605,690	613,719
Change in fair value of Clouding earnout	1,342	-
Other non-cash adjustments	(33,607)	83,148
Changes in operating assets and liabilities
Accounts receivable	(15,275)	(546,101)
Bonds posted with courts	359,960
Prepaid expenses and other current assets	192,352	26,248
Other non current assets	2,069
Accounts payable and accrued expenses	1,953,751	1,920,185

Net cash provided by (used in) operating activities	113,169	(1,145,055)

Cash flows from investing activities:
Purchase of property, equipment, and other intangible assets	(2,097)	(37,147)
Net cash used in investing activities	(2,097)	(37,147)

Cash flows from financing activities:
Payment on note payable in connection with the acquisition of Medtech and Orthophoenix	-	(3,000,000)
Payment on note payable in connection with the acquisition of Orthophoenix	-	(3,750,000)
Payment on note payable in connection with the acquisition of Sarif	-	(276,250)
Payment on note payable in connection with the acquisition of IP Liquidity	-	(1,068,750)
Payment on note payable in connection with the acquisition of Dynamic Advances	-	(905,000)
Payment on convertible debt	-	(5,050,000)
Payment on Fortress note payable	(1,184,600)	-
Cash received upon issuance of note payable, net of $400,000 loan fee	-	19,600,000
Cash received upon exercise of warrant	-	18,750
Payments of notes payable to vendors	(63,840)	-
Net cash provided (used in) by financing activities	(1,248,440)	5,568,750

Effect of exchange rate changes on cash	2,607	8,852

Net increase (decrease) in cash	(1,134,761)	4,395,400

Cash at beginning of period	2,555,151	5,082,569

Cash at end of period	$1,420,390	$9,477,969

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest expense	$401,159	$317,821
Taxes paid	$7,999	$8,260
Loan fees	$-	$400,000
Cash invested in 3DNano	$115,000	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued in conjunction with note payable	$-	$1,000,000
Warrant issued in conjunction with note payable	$-	$318,679
Revenue share liability incurred in conjunction with note payable	$-	$1,000,000
Convertible debt warrant repricing	$6,425	$-

The accompanying notes are an integral part to these unaudited consolidated financial statements.

	Non-GAAP Reconciliation
	For the Three Months Ended March 31, 2016	For the Three Months Ended March 31, 2015
Net income (loss)	(3,893,413)	(4,781,572)
Non-GAAP
Amortization of intangible assets & depreciation	2,025,899	2,598,461
Equity-based compensation	551,033	1,459,083
Impairment of Intellectual Property	373,195	-
Change in Earn Out Liability	1,342	-
Non-cash interest expense	605,690	627,207
Deferred tax benefit	(2,025,048)	(2,497,100)
Other	1,652	10,258
Non-GAAP net income (loss)	(2,359,650)	(2,583,663)

Weighted average common shares outstanding - basic and diluted	14,967,141	13,868,811

Non-GAAP net income (loss) per common share - basic and diluted	$(0.16)	$(0.19)

CONTACT INFORMATION

Marathon Patent Group
Jason Assad
678-570-6791
Jason@marathonpg.com